Exhibit 5.1

[Letterhead of Schiff Hardin LLP]

January 26, 2017

Consolidated Communications Holdings, Inc.

121 South 17th Street

Mattoon, Illinois 61938-3987

Ladies and Gentlemen:

We have acted as special counsel to Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of up to 24,269,616 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), pursuant to the Company’s Registration Statement on Form S-4 (the “Registration Statement”).  The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of December 3, 2016, by and among the Company, FairPoint Communications, Inc., a Delaware corporation, and Falcon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, as amended by the First Amendment thereto, dated as of January 20, 2017 (the “Merger Agreement”).

In rendering this opinion letter, we have examined copies of the following documents: (a) the Company’s Amended and Restated Certificate of Incorporation, (b) the Company’s Amended and Restated By-Laws, as amended to date, (c) the Merger Agreement, (d) the Registration Statement, and (e) relevant resolutions of the board of directors of the Company.  We have also examined such other documents and made such other investigations as we have deemed necessary for the purposes of this opinion letter.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares are duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission (the “SEC”) and the Shares have been issued pursuant to the Merger Agreement following approval of the issuance of the Shares by the requisite vote of the stockholders of the Company, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and we express no opinions with respect to the laws of any other jurisdiction.  The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the joint proxy statement/prospectus included therein.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Alexander B. Young
Alexander B. Young